EXHIBIT 99.1

PRESS RELEASE

SANTANDER REINFORCES ITS PRESENCE IN PUERTO RICO

Monica Aparicio, New Chairman and CEO and

Jose Ramon Gonzalez, President and COO

San Juan, Puerto Rico April 30, 2002 (NYSE: SBP; LATIBEX: XSBP).

The Board of Directors of Santander BanCorp and Banco Santander Puerto Rico approved this morning the appointment of Ms. Monica Aparicio as Chairman and Chief Executive Officer of the holding company and its banking subsidiary, Banco Santander Puerto Rico. In addition, Jose R. Gonzalez was appointed President and Chief Operating Officer of both entities.

Ms. Monica Aparicio will be the Country Head of the Santander Central Hispano Group ("the Group") in Puerto Rico, replacing Mr. Juan Arenado, who will return to the Group in Spain. Mr. Arenado has been in charge of the Group operations in Puerto Rico for the past two years.

"Puerto Rico is one of the four cornerstones of the Group in the Americas. We take on this challenge with the support and trust of the Group in the Island. Personally and to all of us this represents a great commitment and responsibility to our clients, shareholders, employees and our society" stated Ms. Aparicio.

All units of the Group operations in Puerto Rico shall report to Ms. Aparicio including the following:

The Domestic Business, which will be headed by the new President and COO, Mr. Jose R. Gonzalez.

The credit and market risks divisions

The support units

The corporate departments, and

The international business operations in Puerto Rico.

The Domestic Business, which will be headed by the new President, Jose R. Gonzalez, includes:

Global Institutional Banking (Corporate, Commercial, Treasury and Investment Banking)

Retail Banking (Branch Network)

Mr. González will continue as Chairman of the Board of Director of Santander Securities Corporation and their subsidiary, Santander Asset Management.

These appointments are subject to the appropriate governmental and regulatory approvals.

Ms. Monica Aparicio, 48, an economist, was the representative of Colombia to the World Bank from 1992 to 1994. Until 1998, she was Director of the Central Bank of Colombia in charge of the management of international reserves, exchange and monetary policy and oversaw the financial system in Colombia. In 1998 she became part of the Group, and in 1999 was appointed Country Head of the Group in Colombia.

Mr. Jose R. Gonzalez, 47, is a former President and CEO of the Government Development Bank for Puerto Rico and of Credit Suisse First Boston (Puerto Rico), Inc. He became part of the Group in 1996 as President and CEO of Santander Securities Corporation. Mr. Gonzalez has a B.A. from Yale University and a M.B.A. and a Juris Doctor degree from Harvard University.

Banco Santander Puerto Rico has a market share of 13%, with 66 branches which form part of the second largest banking network in the Island. Its total assets amounts to $7.8 billion.

The Santander Central Hispano Group is the leading financial group in Spain and Latin America and the third in total market capitalization in the European Economic Union, and is among the first fifteen banks in the world in market value. The Group has 36 million clients served by 118,000 employees in a network of 10,200 offices. As of March 31, 2002, the assets under management by the Group exceeded $300 billion and the loan portfolio, which is adequately diversified by country and sector, amounted to $160 billion.